STOCK PURCHASE AGREEMENT

                                   dated as of

                                  July 25, 1997

                            by and between ABC, Inc.

                                       and

                          Lee Enterprises, Incorporated

                            STOCK PURCHASE AGREEMENT


THIS STOCK PURCHASE AGREEMENT ("Agreement") is made and entered into this 25th day of July, 1997, by and between ABC, Inc., a New York corporation ("Seller"), and Lee Enterprises, Incorporated, a Delaware corporation ("Buyer").

                                    RECITALS

WHEREAS, the Boards of Directors of Buyer and Seller have approved, and deem it advisable and in the best interests of their respective stockholders that Buyer acquire, and Seller divest itself of, certain publishing businesses of Seller, which businesses are owned by Southern Utah Media, Inc., a Delaware corporation and a wholly-owned subsidiary of Seller ("Southern Utah"), Nevada Media, Inc. ("Nevada"), a Delaware corporation and a wholly-owned subsidiary of Fairchild Media, Inc. ("Fairchild"), which is a wholly-owned subsidiary of Seller, and Oregon News Media, Inc., a Delaware corporation and wholly-owned subsidiary of Seller ("Oregon News"), pursuant to the terms and conditions set forth in this Agreement; and

WHEREAS, the Boards of Directors of Buyer and Seller have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the transactions contemplated by this Agreement; and

WHEREAS, Buyer and Seller desire to make, and have relied upon, certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

Section 1.1 Defined Terms. When used in this Agreement, the following terms shall have the meanings set forth in this Article I. All article and section numbers used in this Agreement refer to articles and sections of this Agreement unless otherwise specifically described.

"Affiliate" means, with respect to any specified Person, a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person, including, without limitation, each Subsidiary.

"Balance Sheet" means the unaudited statement of assets and liabilities as of the Balance Sheet Date for Southern Utah, Nevada or Oregon News, as applicable.

"Balance Sheet Date" means the last day of the month immediately preceding the date of execution of this Agreement.

"Benefit Plans" and "Benefit Plan" mean all employee benefit plans and other benefit arrangements covering employees of the Companies listed in Section 3.10 of the Seller Disclosure Schedule.

"Buyer By-Laws" means the by-laws of Buyer, as amended.

"Buyer Charter" means the Certificate of Incorporation of Buyer, as amended.

"Buyer Disclosure Schedule" means the Disclosure Schedule delivered by Buyer to Seller simultaneously with the execution and delivery of this Agreement.

"Code" means the Internal Revenue Code of 1986 as amended to the date of this Agreement.

"Company" means Southern Utah, Nevada or Oregon News, as applicable, and "Companies" means all of Southern Utah, Nevada and Oregon News, together.

"Company By-Laws" means the by-laws, as amended, of Southern Utah, Nevada or Oregon News, as applicable.

"Company Charter" means the Certificate of Incorporation of each Company, as amended.

"Company Common Stock" means the Southern Utah Common Stock, the Nevada Common Stock, and the Oregon Common Stock.

"Contract" means any note, bond, mortgage, indenture, lease, contract, agreement or other instrument, obligation or commitment, whether written or oral.

"Environmental Laws" means any applicable federal, state, local or foreign law, treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction, each as in effect on or prior to the Closing Date, relating to the environment, safety or health or to any Hazardous Substance.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" means any entity which, together with Seller or Buyer, as the case may be, would be treated as a single employer under Section 414(b) or (c) of the Code.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

"Final Determination" means the final resolution of liability for any Tax for a Taxable Period, including any related interest or penalties, (i) by Internal Revenue Service Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the IRS, or by a comparable form under the laws of other jurisdictions; except that a Form 870 or 870-AD or comparable form that reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund or the right of the Taxing Authority to assert a further deficiency shall not constitute a Final Determination; (ii) by a decision, judgment, decree or other order by a court of competent jurisdiction, which has become final and unappealable; (iii) by a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or comparable agreements under the laws of other jurisdictions; (iv) by any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the Tax-imposing jurisdiction; or (v) by any other final disposition, including by reason of the expiration of the applicable statute of limitations.

"Financial Statements" means the Balance Sheets of the Companies as of the Balance Sheet Date and the unaudited statements of income of the Companies for the period from October 1, 1996 through the Balance Sheet Date.

"Governmental Entity" mean any government or any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, federal, state, local or foreign.

"Hazardous Substance" means any substance, waste or material (including petroleum, its derivatives, by-products and other hydrocarbons) that is listed or defined as toxic, radioactive or hazardous by, and is regulated under, any Environmental Law.

"Intellectual Property" means domestic and foreign patents, patent applications, inventions, invention disclosures, trademark and service mark applications, registered trademarks, registered service marks, copyrights, trademarks, service marks, trade names, material trade secrets, know-how, formulae and processes and all other similar items of intellectual property.

"IRS" means the Internal Revenue Service.

"Knowledge" means the actual knowledge of each executive officer of Seller, any Company or Buyer, or any of their respective Affiliates, as the case may be, together with, in the case of Seller and the Companies, each of the individuals who is not an executive officer but is listed in Section 3.10 of the Seller Disclosure Schedule under subsection "B. Retention/Bonus Agreements" for both Southern Utah/Nevada and Oregon News.

"Lien" means any adverse claim, restriction on voting or transfer or pledge, lien, charge, encumbrance or security interest of any kind.

"Material Adverse Effect" with respect to any Person means a material adverse effect on the business, results of operations or financial condition of such Person and such Person's subsidiaries, if any, taken as a whole.

"Nevada Common Stock" means the common stock of Nevada.

"Oregon Common Stock" means the common stock of Oregon News.

"Other Filings" means any filings (other than under the HSR Act) required to be filed by Seller or Buyer with any Governmental Entity under the Securities Act, the Exchange Act, any stock exchange rule or any other federal, state, local or foreign laws in connection with the transactions contemplated hereby .

"Permit" means any license, franchise, permit, consent, concession, order, approval, authorization or registration from, of or with a Governmental Entity.

"Permitted Liens" means any Liens (i) reflected or referred to in the Balance Sheets or the notes thereto, (ii) referred to in the Seller Disclosure Schedule,
(iii) for Taxes that are (a) not yet due or payable or delinquent or (b) being contested in good faith, (iv) that constitute mechanics', carriers', workers' or like liens or (v) that, individually or in the aggregate, would not have a Material Adverse Effect on the Companies taken as a whole.

"Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Entity.

"Post-Closing Straddle Period" means the portion of any Straddle Period that begins on the day after the Closing Date.

"Pre-Closing Period" means any Taxable Period, or portion thereof, that ends on or before the Closing Date, including any Pre-Closing Straddle Period.

"Pre-Closing Straddle Period" means the portion of any Straddle Period that ends on the Closing Date.

"SEC" means the Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

"Seller By-Laws" means the by-laws of Seller, as amended.

"Seller Charter" means the Certificate of Incorporation of Seller, as amended.

"Seller Disclosure Schedule" means the Disclosure Schedule delivered by Seller to Buyer simultaneously with the execution and delivery of this Agreement.

"Straddle Period" means any Taxable Period that begins before the Closing Date and ends after the Closing Date.

"Southern Utah Common Stock" means the common stock of Southern Utah.

"Subsidiary" means, with respect to any Person, any corporation, limited liability company or partnership of which such Person owns, either directly or through its Subsidiaries or affiliates, more than 50% of (i) the total combined voting power of all classes of voting securities of such corporation or (ii) the capital or profit interests therein in the case of a partnership or limited liability company.

"Tax" (including with correlative meaning, the terms "Taxes" and "Taxable") means all forms of taxation, whenever created or imposed, whether imposed by a local, municipal, state, foreign, federal or other governmental body or authority, and, without limiting the generality of the foregoing, shall include income, gross receipts, ad valorem, excise, value-added, sales, use, transfer, franchise, license, stamp, occupation, withholding, employment, payroll, property or environmental tax or premium, together with any interest, penalty, addition to tax or additional amount imposed by any governmental body or authority responsible for the imposition of any such tax (a "Taxing Authority").

"Tax Benefit" means the amount of the reduction in an indemnified party's liability for Taxes realized (including recoveries of Taxes through the carryover of net operating losses or reductions in Taxes attributable, in whole or in part, to basis adjustments) as a result of the payment or accrual of any loss, expense or Tax; provided that in calculating a Tax Benefit as of any date, future projected Tax savings shall be discounted to the date of determination at a discount rate of nine percent (9%) .

"Tax Cost" means the amount of the increase in an indemnified party's liability for Taxes (including decreases in Tax refunds and credits) as a result of the receipt of indemnification payments hereunder.

"Taxable Period" means any taxable year or any other period that is treated as a taxable year with respect to which any Tax may be imposed under any applicable statute, rule or regulation.

"Tax Return" means any return, report, statement, information statement and the like required to be filed with any Taxing Authority.

"Termination Date" means September 30, 1997.

Section 1.2 Other Terms. Other terms may be defined elsewhere in this Agreement and, for the purposes of this Agreement, those other terms shall have the meanings specified in those other portions unless the context requires otherwise. Meanings specified in this Agreement shall be applicable to both the singular and plural forms of such terms and to the masculine, feminine and neuter genders, as the context requires.

                                   ARTICLE II

                               THE STOCK PURCHASE

Section 2.1 The Stock Purchase. Subject to the terms and conditions set forth herein, at the Closing (as defined in Section 2.3), Seller shall transfer, assign and deliver to Buyer (or, in the case of the Nevada Common Stock, shall cause Fairchild to transfer, assign and deliver to Buyer), and Buyer shall purchase from Seller (or, in the case of the Nevada Common Stock, from Fairchild), 1,000 shares of Southern Utah Common Stock, 1,000 shares of Nevada Common Stock and 1,000 shares of Oregon Common Stock, representing all issued and outstanding shares of Company Common Stock, solely in exchange for the Purchase Price (as defined below).

Section 2.2 The Purchase Price. The total purchase price for all of the issued and outstanding shares of Company Common Stock shall be One Hundred Eighty-Six Million Dollars ($186,000,000) (the "Purchase Price"), representing $128,000,000 for the Southern Utah Common Stock, $2,000,000 for the Nevada Common Stock and $56,000,000 for the Oregon Common Stock.

Section 2.3 The Closing.

   (a) The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Seller, or such other place as Seller and Buyer may mutually agree, as soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all the conditions specified in Article VIII, or such other date as Seller and Buyer may mutually agree in writing (the "Closing Date").

   (b) At the Closing, (i) Seller shall deliver stock certificates representing all of the outstanding shares of Company Common Stock, duly endorsed or accompanied by duly executed stock powers in blank having all necessary transfer stamps attached thereto against payment of the Purchase Price by Buyer, (ii) Buyer shall deliver to Seller the Purchase Price payable by wire transfer of immediately available funds to such account as Seller shall designate and (iii) Seller, the Companies and Buyer shall execute, deliver and acknowledge, or cause to be executed, delivered and acknowledged, such certificates and other documents related to the consummation of the transactions contemplated hereby as may be reasonably requested by the parties hereto.


                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows:

Section 3.1 Organization and Qualification. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Company is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and, except as disclosed in Section 3.1 of the Seller Disclosure Schedule, is in good standing and duly qualified to do business in each jurisdiction in which the transaction of its business makes such qualification necessary, except where the failure to be so organized, existing, qualified and in good standing or to have such power or authority would not have a Material Adverse Effect on the Companies taken as a whole. True and complete copies of the Company Charter and the Company By-Laws, each as amended to date and currently in full force and effect, have been made available to Buyer.

Section 3.2 Capitalization.

   (a) As of the Closing Date, the authorized capital stock of the Companies will consist of 1,000 shares of Southern Utah Common Stock, 1,000 shares of Nevada Common Stock and 1,000 shares of Oregon Common Stock. As of the date of this Agreement, (i) 1,000 shares of Southern Utah Common Stock, 1,000 shares of Nevada Common Stock and 1,000 shares of Oregon Common Stock are issued and outstanding and no shares of Company Common Stock are held in treasury and (ii) no shares of Company Common Stock are reserved for issuance pursuant to outstanding stock options and no shares of Company Common Stock are reserved for issuance in respect of future grants of stock options. All outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable and are not subject to preemptive rights. There are no outstanding subscriptions, options, warrants, calls, rights, commitments or any other agreements to which Seller or any Company is a party or by which Seller or any Company is bound which obligate Seller or any Company to (i) issue, deliver or sell or cause to be issued, delivered or sold any additional shares of Company Common Stock or any other capital stock of any Company or any other securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, any such shares of Company Common Stock or any other capital stock of any Company or (ii) purchase, redeem or otherwise acquire any shares of Company Common Stock or any other capital stock of any Company.

   (b) Seller owns, directly or indirectly, all of the outstanding shares of, or other equity interests in, Company Common Stock free and clear of all Liens. No Company owns any Subsidiary.

Section 3.3 Authority and Validity of Agreement. Seller has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. Seller's Board of Directors has duly authorized the execution, delivery and performance of this Agreement by Seller, and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and, assuming this Agreement constitutes the legal, valid and binding obligation of the other parties thereto, this Agreement constitutes the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with its terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.4 Consents and Approvals. Neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby will require on the part of Seller any consent, approval, authorization or permit of, or filing with, or notification to, any Person, except (i) for any applicable filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) as set forth in Section 3.4 of the Seller Disclosure Schedule or (iii) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not have a Material Adverse Effect on the Companies taken as a whole or prevent the consummation of the transactions contemplated hereby.

Section 3.5 No Violation. Except as set forth in Section 3.5 of the Seller Disclosure Schedule, neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby will (i) conflict with or violate the Seller Charter or the Company Charters or the Seller By-Laws or the Company By-Laws, (ii) result in a violation or breach of, constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination, cancellation or acceleration or result in the imposition of any Lien on any assets or property of any Company pursuant to any Contract or other obligation to which such Company is a party or by which such Company or any of its assets or properties are bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or Lien) as to which requisite waivers or consents have been obtained or which would not have a Material Adverse Effect on the Companies taken as a whole or prevent the consummation of the transactions contemplated hereby or (iii) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.4 and this Section 3.5 are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to any Company or any of its assets and properties, except for such conflicts, violations, breaches or defaults which would not in the aggregate have a Material Adverse Effect on the Companies taken as a whole or prevent the consummation of the transaction contemplated hereby.

Section 3.6  Financial  Statements.  The  Financial  Statements  are included in
Section 3.6 of the Seller Disclosure Schedule. The Balance Sheet (including any related notes and schedules thereto) of each Company fairly presents in all material respects the financial position of such Company as of its date, and each statement of income included in the Financial Statements (including any related notes and schedules thereto) fairly presents, in all material respects, the results of operations of the Company to which it relates for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied, subject to normal year-end adjustments and except as set forth in Section 3.6 of the Seller Disclosure Schedule.

Section 3.7 Assets. Except as set forth in Section 3.7 of the Seller Disclosure Schedule, the Companies have good and marketable title to, or a valid leasehold interest in, all assets (i) used in the business of the Companies or (ii) necessary to conduct the business of the Companies as presently conducted, free and clear of all Liens, except for Permitted Liens and assets or properties disposed of in the ordinary course of business consistent with past practices. All assets of the Companies are reflected in the Balance Sheets.

Section 3.8 Compliance with Law; Environmental  Matters.  Except as set forth in
Section 3.8 of the Seller Disclosure Schedule, no Company has been operated in or is in violation of any applicable statute, rule, regulation, decree or order of any Governmental Entity applicable to the Company, except for violations which would not have a Material Adverse Effect on the Companies taken as a whole. Without limiting the foregoing, except for matters which would not have a Material Adverse Effect on the Companies taken as a whole or as set forth in
Section 3.8 of the Seller Disclosure Schedule, (i) the business of each Company is being conducted in compliance with applicable Environmental Laws and (ii) to the knowledge of Seller, there has been no material release at any location of any Hazardous Substance generated by any Company. Except as set forth in Section
3.8 of the Seller Disclosure Schedule or as contemplated or permitted by this Agreement, each Company holds all Permits necessary for the conduct of its business as now being conducted, except where the failure to hold such Permits would not have a Material Adverse Effect on the Companies taken as a whole.

Section 3.9 Litigation. Except as disclosed in Section 3.9 of the Seller Disclosure Schedule, there are no claims, actions, proceedings or governmental investigations pending or, to the knowledge of any Company, threatened against any Company which, if adversely determined, would have a Material Adverse Effect on the Companies taken as a whole or prevent the consummation of the transactions contemplated hereby. The Company is not subject to any outstanding and unsatisfied order, writ, judgment, injunction or decree or settlement or consent agreement by or with a Governmental Entity which would have a Material Adverse Effect on the Companies taken as a whole or prevent the consummation of the transactions contemplated hereby.

Section 3.10 Employee Benefit  Matters.  All Benefit Plans are listed in Section
3.10 of the Seller Disclosure Schedule. True and complete copies of the Benefit Plans have been made available to Buyer. To the extent applicable, the Benefit Plans comply in all material respects with the requirements of ERISA and the Code. Any Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified. No Company has any liability under Title IV of ERISA (other than for the payment of premiums, none of which are overdue). Neither Seller nor any of its ERISA Affiliates has incurred or expects to incur liability in connection with an "accumulated funding deficiency" within the meaning of Section 412 of the Code, whether or not waived. No Company has incurred, nor does Seller expect that it will incur, any withdrawal liability with respect to a "multiemployer plan" under Title IV of ERISA. Except for the Retention Bonus Agreements as set forth in Section 3.10 of the Seller Disclosure Schedule, the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events other than the severance of any employees of the Companies as a result of the transactions contemplated hereby) constitute an event under any plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employees of any Company. No Company has incurred any liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA with respect to any Benefit Plan, except as would not have a Material Adverse Effect on the Companies taken as a whole. Each Benefit Plan has been maintained and administered in all material respects in compliance with its terms. To the knowledge of Seller, there are no pending, nor has any Company received notice of any threatened, claims against or otherwise involving any of the Benefit Plans, except as would not have a Material Adverse Effect on the Companies taken as a whole. All material contributions required to be made as of the date of this Agreement to the Benefit Plans have been made or provided for.

Section 3.11 Taxes. Except as disclosed in Section 3.11 of the Seller Disclosure Schedule, each Company (i) has filed (or caused to be filed) all Tax Returns required to be filed by such Company prior to the date of this Agreement, except for those Tax Returns for which requests for extensions have been timely filed, and all such Tax Returns are complete in all material respects, (ii) has paid all Taxes shown to be due and payable on such Tax Returns and (iii) has accrued on the Financial Statements (or caused to be accrued) all unpaid Taxes for all periods ending on or prior to the date of the Financial Statements of such Company. No Company has incurred any liability for Taxes subsequent to the date of the Financial Statements of such Company other than in the ordinary course of such Company's business or in connection with the transactions contemplated by this Agreement. There are no Liens for Taxes on the assets of any Company, except for Liens that would not have a Material Adverse Effect on the Companies taken as a whole, and, except as disclosed in Section 3.11 of the Seller
Disclosure Schedule, there is no pending Tax audit, examination, refund litigation or adjustment in controversy.

Section 3.12 Intellectual Property. As of the Closing Date, each Company will own or possess rights in, free and clear of all Liens, or have a valid, enforceable and written license to use, all Intellectual Property used in the conduct of its business as now operated. Neither Seller nor any Company has received any notice of any facts which indicate a likelihood that the Intellectual Property of the Companies or the use or ownership thereof violate, infringe or otherwise conflict with the Intellectual Property of third parties, except as disclosed in Section 3.12 of the Seller Disclosure Schedule. Except as disclosed in Section 3.12 of the Seller Disclosure Schedule, there is no individual Intellectual Property the loss or expiration of which would have a Material Adverse Effect on the business of the Companies taken as a whole. All Intellectual Property owned or used by the Companies prior to the Closing Date will be owned or available for use on the same terms and conditions immediately after the Closing Date.

Section 3.13 Contracts. As of the date hereof and at the Closing Date (i) no Company is (with or without the lapse of time or the giving of notice, or both) in breach or default under any Contract with respect to which it is a party and
(ii) to Seller's knowledge, none of the other parties to any such Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder, in each case, except for any such breach or default that would not, individually or in the aggregate, have a Material Adverse Effect on the Companies taken as a whole. None of the other parties to any such Contract has given written notice to the Companies that it intends to terminate or materially alter the provisions of such Contracts either as a result of the transactions contemplated hereby or otherwise, except as disclosed in Section
3.13 of the Seller Disclosure Schedule, and none of the Companies has given notice to any other party to any such Contract that it intends to terminate or materially alter the provisions of any such Contract. Except as disclosed in
Section 3.13 of the Seller Disclosure Schedule or as a result of changes arising in the ordinary course of business consistent with past practices, all such Contracts will continue to be legal, valid, binding, enforceable, and in full force and effect on the same terms following the Closing and the consummation of the transactions contemplated hereby.

Section 3.14 Labor Matters. Except as disclosed in Section 3.14 of the Seller Disclosure Schedule, no Company is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of Seller, threatened against any Company, except for any such proceeding that would not have a Material Adverse Effect on the Companies taken as a whole.

Section 3.15 Brokers and Finders. In connection with the transactions contemplated hereby, no broker, finder or investment bank has acted directly or indirectly for Seller or any Company, and neither Seller nor any Company has incurred any obligation to pay any brokerage, finder's or other fee or commission to any person, other than Credit Suisse First Boston Corporation and Bear, Stearns & Co., Inc., the fees and expenses of which shall be borne by Seller.

Section 3.16 Absence of Certain Changes. Except as disclosed in Section 3.16 of the Seller Disclosure Schedule or as contemplated by this Agreement, since the date of the Balance Sheet through the date of this Agreement and the Closing Date, the Companies' business has been conducted only in the ordinary course consistent with past practice, and there have not been any events, changes or developments which, would have a Material Adverse Effect on the Companies taken as a whole or prevent the consummation of the transactions contemplated hereby, other than events, changes or developments relating to the economy in general or resulting from industry-wide developments affecting companies in similar businesses or from the disclosure of the transactions contemplated by this Agreement.

Section 3.17 Undisclosed Liabilities. To Seller's knowledge, the Companies do not have any material liabilities or obligations of any kind, whether accrued, absolute, contingent or otherwise, which are not (i) accrued or reserved against in the Financial Statements; (ii) incurred since the Balance Sheet Date in the ordinary course of business consistent with past practices; or (iii) disclosed in Section 3.17 of the Seller Disclosure Schedule, and to the knowledge of the Companies there is no basis for the assertion of any claim or liability of any nature against the Companies in an amount which would have a Material Adverse Effect on the business, assets or condition of the Companies taken as a whole.

Section 3.18 Insurance. Each of the Companies, directly or through the Seller or its Affiliates, maintains adequate insurance coverage or self-insures with adequate reserves with respect to its assets, properties and operations to insure against commercially reasonable risks of loss, damage or liability.


                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

Section 4.1 Organization and Qualification. Buyer is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is in good standing and duly qualified to do business in each jurisdiction in which the transaction of its business makes such qualification necessary, except where the failure to be so organized, existing, qualified and in good standing or to have such power or authority would not have a Material Adverse Effect on Buyer and its Subsidiaries taken as a whole. True and complete copies of the Buyer Charter and the Buyer By-Laws, as amended to date, and Certificate of Incorporation and By-Laws of each its Subsidiaries, as amended to date and currently in full force and effect, have been made available to Seller.

Section 4.2 Authorization and Validity of Agreement. Buyer has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The Board of Directors of Buyer has duly authorized the execution, delivery and performance of this Agreement by Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and, assuming this Agreement constitutes the legal, valid and binding obligation of Seller, this Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.3 Consents and Approvals. Neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby will require on the part of Buyer or any of its Subsidiaries any consent, approval, authorization or permit of, or filing with or notification to, any Persons, except (i) for any applicable filings required under the HSR Act, (ii) as set forth in Section 4.3 of the Buyer Disclosure Schedule or (iii) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not have a Material Adverse Effect on Buyer and its Subsidiaries taken as a whole or prevent the consummation of the transactions contemplated hereby.

Section 4.4 No Violation. Except as set forth in Section 4.4 of the Buyer Disclosure Schedule, neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby will
(i) conflict with or violate the Buyer Charter or the Buyer By-Laws or the charter or by-laws of any Subsidiary of Buyer, (ii) result in a violation of breach of, constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination, cancellation or acceleration of, or result in the imposition of any Lien on any assets or property of Buyer or any of its Subsidiaries pursuant to any Contract or other instrument or obligation to which Buyer or any of its Subsidiaries is a party or by which Buyer or any of its Subsidiaries or any of their respective assets or properties are bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or Lien) as to which requisite waivers or consents have been obtained or which would not have a Material Adverse Effect on Buyer and its Subsidiaries taken as a whole or prevent the consummation of the transactions contemplated hereby or (iii) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section
4.3 and this Section 4.4 are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its Subsidiaries or their respective assets or properties, except for such conflicts, violations, breaches or defaults which would not in the aggregate have a Material Adverse Effect on Buyer and its Subsidiaries taken as a whole or prevent the consummation of the transaction contemplated hereby.

Section 4.5 Funding. Buyer has cash available or has existing borrowing facilities which, together with its available cash, are sufficient to enable it to consummate the transactions contemplated by this Agreement and pay all related fees and expenses for which Buyer will be responsible and will, from time to time, provide assurances and information to Seller as shall reasonably be requested by Seller that it will have such financial capability on the Closing Date.

Section 4.6 Investment Representation; Business Investigation. Buyer is acquiring the shares of Company Common Stock for its own account or investment purposes only and not with a view to the distribution of the shares of Company Common Stock. Buyer acknowledges that the Company Common Stock has not been registered under the Securities Act of 1933, as amended (the "Securities Act") or any state securities law in reliance upon an exemption therefrom for nonpublic offerings, that the Company Common Stock must be held indefinitely unless the sale thereof is registered under the Securities Act or such state securities laws, or an exemption from such registration is available under Rule 144 or otherwise. Buyer (a) has such knowledge, sophistication and experience in business and financial matters that it is capable of valuing an investment in the shares of Company Common Stock, (b) has conducted a full and complete business and financial investigation of the Company and has had access to and has examined to its satisfaction the Company's properties and other assets, books, records, filings with governmental agencies and reports and other materials relating to the Company, (c) fully understands the nature, scope and duration of the limitations on transfer applicable to the shares of Company
Common Stock and (d) can bear the economic risk of an investment in the shares of Company Common Stock and can afford a complete loss of such investment.

Section 4.7 Brokers and Finders. In connection with the transactions contemplated hereby, no broker, finder or investment bank has acted directly or indirectly for Buyer, and Buyer has not incurred any obligation to pay any brokerage, finder's or other fee or commission to any Person.

                                    ARTICLE V

                               COVENANTS OF SELLER

Section 5.1 Access to Information. From the date hereof until the Closing Date, Seller will give Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours and on reasonable notice to the officers, properties, books and records of and relating to the Companies, will furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information with respect to the Companies, as such Persons may reasonably request. Any information provided, or caused to be provided, by Seller pursuant to this Section 5.1 shall be subject to the terms of the Confidentiality Agreement dated as of April 23, 1997 between Seller and Buyer.

Section 5.2 Conduct of Seller. From the date of this Agreement until the Closing Date, Seller agrees that, except as otherwise contemplated by this Agreement or the Seller Disclosure Schedule, or as Buyer shall otherwise consent in writing:

   (a) Ordinary Course. The business of each Company shall be conducted in the ordinary course consistent with past practice and each Company will use commercially reasonable efforts (other than the expenditure of funds) to keep available the services of key employees engaged in the business of the Companies and to preserve the relationships with key customers and suppliers and others having significant business dealings with the business of the Companies. Notwithstanding, the foregoing, nothing shall prohibit any Company from declaring, issuing, making, or paying any cash dividend or other cash distribution to its stockholders prior to the Closing or making a dividend or distribution to its stockholders of any intercompany receivables between Seller, on the one hand, and any of the Companies, on the other (the "I/C Receivables") prior to the Closing.

   (b) Governing Documents. No Company will amend in any material respect its Company Charter or the Company By-Laws.

   (c) Issuance of Securities. No Company will issue, transfer, sell or dispose of, authorize or agree to the issuance, transfer, sale or disposition of (whether through the issuance or granting of options, rights, warrants, or otherwise), any shares of capital stock or any voting securities of such Company or any options, rights, warrants or other securities convertible into or exchangeable or exercisable for any such shares of capital stock or voting securities of such Company or amend any of the terms of any securities or agreements relating to such capital stock or voting securities outstanding on the date hereof.

   (d) No Acquisitions. No Company will acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any material assets, in any such case, except in the ordinary course of business.

   (e) No Dispositions. No Company will sell, lease, license, encumber or otherwise dispose of or agree to sell, license, encumber or otherwise dispose of, any of its materials assets other than in the ordinary course of business consistent with past practice or pursuant to existing contractual obligations.

   (f) Maintenance of Properties. The Companies will continue to maintain and repair all property material to the operation of its business in a manner consistent in all material respects with past practice.

   (g) Benefit Plans. Except as required by law or contemplated hereby, no Company will adopt any plan, arrangement or policy which would become a Benefit Plan or amend any such plans, to the extent such adoption or amendment would result in a material increase in the benefits payable to any of its current or former employees.

Section 5.3 Retention Bonus, Incentive Bonus and Profit-Sharing Payments The Companies shall have paid in full all retention bonuses to the employees of the Companies which become payable as a result of the closing of the transactions contemplated hereby on or prior to the Closing Date. Promptly after the Closing, Seller and Buyer shall prorate all incentive compensation and profit-sharing payments accrued or accruable to the end of the applicable fiscal year consistent with past practices, and Seller shall pay its allocable share to or for the account of the employees entitled to same.

Section 5.4 Fixed Asset Schedule. As soon as reasonably practicable after the date of this Agreement, Seller shall provide to Buyer a reasonably detailed schedule of the fixed assets of the Companies.

Section 5.5 Affiliate Transactions. Seller shall cause all deficit accounts, trade payables, principal, interest, premiums, fees, expenses and other obligations of any nature of the Companies to Seller or any of its Affiliates (including all obligations arising under any consulting agreements or any other arrangement between the Companies and Seller or any of its Affiliates) to be paid in full and satisfied as of the Closing Date; provided that the Companies may dividend or distribute any I/C Receivables to their respective stockholders at any time prior to the Closing.

Section 5.6 Title Commitments. Within twenty-one (21) days after the date of this Agreement, Seller shall, with respect to each tract of real estate owned by the Companies, procure at its expense and deliver to Buyer (i) commitments for either (x) endorsements to existing owner's policies of title insurance committing to date the existing policies down to the Closing Date, subject to all matters listed on said policies and such other matters of record since the date of the policies or (y) ALTA owner's policies of title insurance (10/17/92
Form) in the amounts ascribed to the applicable tract of real estate, issued by a national title insurance company reasonably acceptable to Buyer, subject to all matters of record as of the date of the commitments, the pre-printed jacket exclusions and standard exceptions and (ii) copies of all matters listed as exceptions on the policies and commitments, as the case may be.

Section 5.7 Section 338(h)(10) Election. At Buyer's request and within the time required under Section 338(h)(10) of the Code and applicable IRS regulations, Seller shall make a joint election on IRS Form 8023 to enable Buyer to receive the benefits afforded under said Section 338(h)(10), provided that the contents of such election shall be reasonably satisfactory to Seller.

                                   ARTICLE VI

                               COVENANTS OF BUYER

Section 6.1 Compensation and Benefits. Buyer will cause to remain in effect for the benefit of employees of each Company until at least February 9, 1998 all Benefit Plans that such Company sponsors or participates in (including existing severance policies and programs but excluding stock and incentive compensation plans and those Benefit Plans that are the subject of collective bargaining) in effect on the date of this Agreement (or any successor Benefit Plan with substantially identical terms) and, with respect to employees who are subject to collective bargaining, all benefits shall be provided in accordance with the applicable collective bargaining agreement. No amendment shall be made to any such Benefit Plan that materially adversely affects the rights or interests of the Benefit Plan participants or beneficiaries except to the extent required by applicable law or to maintain tax qualifications. In the event that any employee of a Company is at any time after the Closing Date transferred to Buyer or any Affiliate of Buyer or becomes a participant in an employee benefit plan, program or arrangement maintained by or contributed by Buyer or its Affiliates, Buyer shall cause such plan, program or arrangement to treat the prior service of such employee with a Company, to the extent such prior service is recognized under the comparable Benefit Plan of Seller or such Company as service rendered to Buyer or its Affiliates, as the case may be; provided, however, that in administering such plans, programs or arrangements of Buyer or its Affiliates, Buyer may cause a reduction of benefits under any such plans, programs or arrangements to the extent necessary to avoid duplication of benefits with respect to the same covered matter or years of service. Notwithstanding any other provisions of this Agreement, all of Seller's obligations under this
Section 6.1 shall terminate effective as of February 9, 1998.

Section 6.2 Permits. Buyer shall be responsible, at its own expense, for all Permits, licenses and other approvals required for the Companies to conduct the business of the Companies subsequent to the Closing.

Section 6.3 Closing Date Transactions. Buyer will not cause or permit any Company to take any action on the Closing Date that is not in the ordinary course of the business of such Company.

                                   ARTICLE VII

                          COVENANTS OF BUYER AND SELLER

The parties hereto agree that:

Section 7.1       Efforts.

(a) Subject to the terms and conditions of this Agreement and applicable law, each of the parties hereto shall act in good faith and use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as soon as practicable, including such actions or things as the other party may reasonably request in order to cause any of the conditions to such other party's obligation to consummate the transactions contemplated by this Agreement to be fully satisfied. Without limiting the foregoing, the parties shall consult and fully cooperate with and provide assistance to each other in obtaining all necessary consents, approvals, waivers, licenses, Permits, authorizations, registrations, qualifications or other permissions or action by, and giving all necessary notices to and making all necessary filings with and applications and submissions to, or filing with any Person as soon as reasonably practicable after filing. Prior to making any application or filing with any Person in connection with this Agreement, each party shall provide the other party with drafts thereof and afford the other party a reasonable opportunity to comment on such drafts.

(b) As soon as practicable, and in any event no later than ten (10) business days after the date hereof, each of the parties shall file any Notification and Report Forms and related material required to be filed by it with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act with respect to transactions contemplated hereby and shall promptly make any further filings pursuant thereto that may be necessary, proper or advisable. Each of Buyer and Seller shall furnish to the other such information and assistance as the other shall reasonably request in connection with the preparation of any submissions to, or agency proceedings by, any Governmental Entity under the HSR Act or any comparable laws of foreign jurisdictions, and each of Buyer and Seller shall keep the other promptly apprised of any communications with, and inquiries or requests for information from, such Governmental Entities.

Section 7.2 Certain Filings. Each of Seller and Buyer shall prepare and file any Other Filings required to be filed by them. Seller and Buyer shall cooperate with each other and provide to each other all information necessary in order to prepare the Other Filings. The information provided by Seller and Buyer for use in the Other Filings shall at all times prior to the Closing Date be true and correct in all material respects and shall not omit to state any material fact required to be stated therein or necessary in order to make such information not false or misleading. Each such filing shall, when filed, comply in all material respects with applicable law.

Section 7.3 Public Announcements. Buyer and Seller will consult with each other before issuing any press release or making any public statement with respect to the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any securities exchange, will not issue any such press release or make any such public statement unless the text of such statement shall first have been agreed upon by the parties.

Section 7.4 Filing of Tax Returns and Payment of Taxes.

(a) Seller shall cause to be prepared and filed (or provide each Company for execution and filing, as appropriate) all Tax Returns of or including any Company (i) that pertain to or include any Pre-Closing Period and (ii) that are not described in (i) above and that are required to be filed (with extensions) on or before the Closing Date; and Seller shall pay or cause to be paid all Tax reported, or required to be reported, on such Returns. Buyer will pay to Seller an amount equal to any Tax, or portion thereof, payable by Seller and that Seller determines is attributable to any Post-Closing Straddle Period, at least fifteen (15) business days prior to the due date of any such payment. Buyer shall provide Seller with any assistance reasonably requested by Seller in connection with the filing of any Tax Returns described above.

(b) Buyer shall prepare and file, or shall cause the Companies to prepare and file, all Tax Returns of or including any Company other than those described in Section 7.4(a) above and Buyer or such Company shall pay all taxes shown thereon.

(c) All transfer, documentary, sales, use, registration and other such Taxes (including, but not limited to, all applicable real estate transfer or gains taxes and stock transfer Taxes), any penalties, interest and additions to Tax and fees incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Buyer. Each party to this Agreement shall cooperate in the timely making of all filings, returns, reports and forms as may be required in connection therewith.

(d) Without Seller's written consent, Buyer shall not file or permit to be filed, any amended Tax Return related to any Company with respect to any Pre-Closing Period.

(e) Buyer shall not take or advocate any position with respect to Taxes that reasonably could be expected to have a Material Adverse Effect on the tax position taken by Seller or any Affiliate thereof with respect to the Companies taken as a whole.

Section 7.5 Apportionment. For purposes of apportioning a Tax relating to the Straddle Period between the Pre-Closing Straddle Period and the Post-Closing Straddle Period, the parties hereto shall treat the Closing Date as the last day of the Pre-Closing Straddle Period (i.e., the parties shall "close the books" on such date) and shall elect to do so if permitted by applicable law.

Section 7.6 Cooperation and Books and Records. After the Closing Date, Seller and Buyer shall (i) provide, and shall cause each of their Affiliates to provide, to the other party and its Affiliates (at the expense of the requesting party) such information relating to the Companies as Seller or Buyer may reasonably request with respect to Tax matters and (ii) cooperate with each other in the conduct of any audit or other proceeding with respect to any Tax involving any Company and shall retain or cause to be retained all books and records pertinent to the Companies for each Taxable Period or portion thereof ending on or prior to the Closing Date until the expiration of the applicable statute of limitations (giving effect to any and all extensions and waivers).

Section 7.7 Notice of Audit. If any party to the Agreement receives any written notice from any Taxing Authority proposing an adjustment to any Tax for which any other party hereto may be obligated to indemnify under this Agreement, such party shall give prompt written notice thereof to the other that describes such proposed adjustment in reasonable detail. The failure to give such notice shall eliminate the obligations of the other party hereunder, to the extent such failure materially prejudices the rights of the other party to contest such Tax.

Section   7.8  Nature  and   Survival   of   Representations   and   Warranties;
Indemnifications, Etc.

(a) Survival of Representations, Warranties and Covenants. All covenants and agreements of the parties made in this Agreement or provided herein shall survive the Closing Date to the extent expressly provided herein and all representations and warranties of the parties made in this Agreement or as provided herein shall be made as of the date hereof and shall survive until the first anniversary of the Closing Date, notwithstanding any investigation at any time made by or on behalf of the other party (the
     "Survival Period"); provided, however, that if any party has actual knowledge of the breach of a representation, warranty and covenant contained herein by another party hereto, and such party nonetheless consummates the transactions contemplated by this Agreement, such party shall be deemed to have waived its rights (including the right to seek damages) with respect to such breach. Any representation, warranty, covenant, or agreement of any party hereto contained in this Agreement or any schedule, exhibit, certificate, agreement, document or statement delivered pursuant hereto which is qualified by "materiality", "Material Adverse Effect", "to the knowledge of" a party or words of similar import (collectively, "Materiality Conditions") shall for the purposes of this
     Section 7.8 be considered without regard to such Materiality Conditions.

(b)  Indemnification by Seller.

     (i) Seller shall indemnify, defend and hold harmless Buyer and each of its Affiliates (each, a "Buyer Indemnitee") from and against, and shall reimburse each Buyer Indemnitee for, all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties, court costs and reasonable attorneys' fees and expenses (including, without limitation, reasonable expenses of investigation and reasonable attorneys' and accountants' fees) imposed upon or incurred by such Buyer Indemnitee, directly or indirectly (a "Loss" or "Losses") with respect to (A) any misrepresentation or breach of warranty contained in Article III hereof, (B) any breach by Seller of any covenant or agreement of Seller contained in or arising out of this Agreement, unless deemed to be waived by Buyer pursuant to paragraph (a) of this
          Section  7.8,  and  (C)  any  unpaid  Taxes  of any  Company  for  any
          Pre-Closing Period, other than Taxes against which Buyer has indemnified Seller pursuant to Section 7.8(c) below.

     (ii) Notwithstanding Section 7.8(b)(i), Seller shall not have any liability under Section 7.8(b)(i) in respect of any claim for indemnification until the aggregate amount of all Losses otherwise subject to indemnification equals or exceeds $1,500,000, at which time only those Losses in excess of $1,500,000 shall be recoverable; provided, however, that in no event shall (i) Seller's aggregate liability for a breach of the representations and warranties contained in Section 3.17 hereof exceed $4,500,000 and (ii) Seller's aggregate liability under
          Section 7.8(b)(i) (including, without limitation, any liability for any breach of the representations and warranties contained in Section
          3.17 hereof) exceed $8,500,000. Seller's obligation to indemnify the Buyer Indemnitees shall terminate on the first anniversary of the Closing Date except that any claim for indemnification in respect of which notice is given in accordance with the provisions of Section 7.8 hereof prior to the first anniversary of the Closing Date shall survive with respect to such claim until final resolution thereof.

(c) Indemnification by Buyer. Buyer shall indemnify, defend and hold harmless Seller and each of its Affiliates (each, a "Seller Indemnitee") from and against, and shall reimburse each Seller Indemnitee for, all Losses with respect to (A) any misrepresentation or breach of warranty contained in
     Article IV hereof, (B) any breach by Buyer of any covenant or agreement of Buyer contained in or arising out of this Agreement, unless deemed to be waived by Seller pursuant to paragraph (a) of this Section 7.8 hereof, (C) any unpaid Taxes of any Company for any Taxable Period other than a Pre-Closing Period, and (D) all Taxes attributable to (i) any extraordinary (i.e., non-ordinary course of business) transaction occurring on the Closing Date other than an election under Section 338(h)(10) of the Code and (ii) all Taxes relating to a Pre-Closing Period to the extent such Taxes are set forth in the Tax liability amount (without regard to deferred Tax assets and liabilities) accrued on the Balance Sheets.

(d) Third Party Claims. Promptly after the receipt by any Buyer Indemnitee or Seller Indemnitee of a notice of any claim, action, suit or proceeding of any third party which is subject to indemnification hereunder, such party (the "Indemnified Party") shall give written notice of such claim to the party obligated to provide indemnification hereunder (the "Indemnifying Party"), stating the nature and basis of such claim and the amount thereof, to the extent known. Failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party from any liability which it may have on account of this indemnification or otherwise, except to the extent that the Indemnifying Party is prejudiced thereby (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice). The Indemnifying Party shall be entitled to participate in the defense of and, if it so chooses, to assume the defense of, or otherwise contest, such claim, action, suit or proceeding with counsel selected by the Indemnifying Party. Upon the election by the Indemnifying Party to assume the defense of, or otherwise contest, such claim, action, suit or proceeding, the Indemnifying Party shall not be liable for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, although the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense. Notwithstanding the foregoing, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party, if and only to the extent that (i) the Indemnifying Party has not employed counsel or counsel reasonably acceptable to the Indemnified Party to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action or (ii) the employment of counsel and the amount reimbursable therefor by the Indemnified Party has been authorized in writing by the Indemnifying Party. The parties shall use commercially reasonable efforts to minimize Losses from claims by third parties and shall act in good faith in responding to, defending against, settling or otherwise dealing with such claims, notwithstanding any dispute as to liability as between the parties under this Section 7.8. The parties shall also cooperate in any such defense, give each other reasonable access to all information relevant thereto and use commercially reasonable efforts to make employees and other representatives available on a mutually convenient basis to provide additional information and explanation of any material provided in connection therewith. In addition, in the case of claims relating to Environmental Laws, the Indemnifying Party shall be given reasonable access to the relevant sites and shall have the right to attend all material meetings with Governmental Entities or other third parties responsible for the claim or any related remedial action. Whether or not the Indemnifying Party shall have assumed the defense, the Indemnifying Party shall not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into without the Indemnifying Party's prior written consent, which consent shall not be unreasonably withheld or delayed.

(e) Indemnification Amounts. Any Tax or other Loss for which indemnification is provided under this Agreement shall be (i) increased to take account of any net Tax Cost incurred by the Indemnified Party arising from the receipt of indemnity payments hereunder and (ii) reduced to take account of any net Tax Benefit realized by the Indemnified Party arising from the incurrence or payment of any such Tax or other Loss. In the event Buyer or any Affiliate thereof (including, without limitation, the Companies) obtains an increase in the basis of any asset (other than stock) directly or indirectly as a result of any event giving rise to any Tax for which such Buyer Indemnitee would be entitled to indemnification if it paid or otherwise incurred the economic burden associated therewith, Buyer shall be deemed to have received a net Tax Benefit, computed at the highest relevant marginal Tax rate in effect at that time. In addition, any indemnification payments shall be made no later than 15 days after written notice of a Final Determination with respect to any Tax for which indemnification is provided by the Indemnifying Party.

Section 7.9 Exclusive Remedies. The sole and exclusive remedy of a party to this Agreement for any claim arising under this Agreement against another party hereto shall be the indemnification provided in Section 7.8 hereof, and each party agrees that it will not pursue any other remedy, except that any such party may seek specific performance or injunctive relief.

Section 7.10 Tax Contests. The Indemnifying Party and its duly appointed representatives shall have the sole right to negotiate, resolve, settle or contest any claim for Tax made by a Taxing authority with respect to which the Indemnifying Party is bound to indemnify an Indemnified Party under Section 7.8; provided, however, that the Indemnifying Party shall not initiate any claim, settle an issue, file any amended Tax Return, take or advocate any position or otherwise take any action that could adversely affect the Indemnified Party or any of its Affiliates, without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld. If the Indemnifying Party does not assume the defense of a claim for the Tax made by a Taxing authority with respect to which the Indemnifying Party is bound to indemnify an Indemnified Party under Section 7.8, the Indemnified Party may defend the same at the reasonable expense of the Indemnifying Party (in accordance with the provisions of Section 7.8 hereof) in such manner as it may deem appropriate, including, but not limited to, settling such audit or proceeding with the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

Section 7.11 Notices of Certain Events. Each of Buyer and Seller shall promptly notify the other following the receipt of any notice or other communication from any Governmental Entity in connection with the transactions contemplated hereby or of any action, suit, claim or proceeding commenced or, to its knowledge threatened, against it which relates to or seeks to prohibit the consummation of the transactions contemplated hereby.

Section 7.12 Implied Warranties. Except as expressly provided in this Agreement, Seller has not made and is not making any representation or warranty whatsoever to Buyer as to the Companies or their respective businesses and shall not be liable in respect of the accuracy or completeness of any information provided to Buyer in connection with this Agreement. Without limiting the foregoing, Buyer acknowledges that Buyer, together with its advisors, has made its own investigation of the Companies and their respective businesses and is not relying on any implied warranties (whether of merchantability or fitness for a particular purpose or otherwise), or upon any representation or warranty whatsoever as to the prospects (financial or otherwise), or the viability or likelihood of success, of the businesses of the Company as conducted after the Closing Date, or upon the information contained in the Confidential Information Memorandum furnished by Credit Suisse First Boston Corporation and Bear, Stearns & Co., Inc. on behalf of Seller, or in any subsequent or supplemental materials provided by Seller, except as expressly provided in this Agreement.


                                  ARTICLE VIII

                        CONDITIONS TO THE STOCK PURCHASE

Section 8.1 Conditions to Obligations of Each Party. The respective obligations of each party hereto to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any and/or all of which may be waived in writing by Seller or Buyer in whole or in part to the extent permitted by applicable law.

(a) No Injunction. No federal or state governmental or regulatory body or court of competent jurisdiction shall have enacted, issued, promulgated or enforced any statute, rule, regulation, executive order, decree, judgment, preliminary or permanent injunction or other order which is in effect and which prohibits or enjoins the consummation of the transactions contemplated hereby; provided, that the parties shall use commercially reasonable efforts to cause any such decree, judgment, injunction or order to be vacated or lifted; and

(b) HSR Act Waiting Period. Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or terminated and no action shall have been instituted by the Department of Justice or the Federal Trade Commission challenging or seeking to enjoin the consummation of the transactions contemplated hereby, other than an action which shall have been withdrawn or terminated.

Section 8.2 Conditions Precedent to the Obligations of Seller. The obligation of Seller to effect the transactions contemplated hereby is also subject to the satisfaction at or prior to the Closing Date of each of the following additional conditions, unless waived by Seller:

(a) Accuracy of Representations and Warranties. All representations and warranties made by Buyer herein shall be true and correct in all material respects with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except for changes permitted or contemplated by this Agreement and except for representations and warranties that are made as of a specific date or time, which shall be true and correct in all material respects only as of such specific date or time;

(b) Compliance with Covenants. Buyer shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants, contained in this Agreement to be performed or complied with by it prior to or at the Closing Date;

(c) Officer's Certificates. Seller shall have received such certificates of Buyer, dated the Closing Date and signed by an executive officer of Buyer, to evidence satisfaction of the conditions set forth in this Article VIII (insofar as each relates to Buyer) as may be reasonably requested by Seller; and

(d) Consents. All consents, approvals, orders, authorizations, registrations, declarations, and filings referred to in Section 3.4 required to be obtained or made prior to the Closing Date shall have been made or obtained.

Section 8.3 Conditions Precedent to the Obligations of Buyer. The obligation of Buyer to effect the transactions contemplated hereby is also subject to the satisfaction at or prior to the Closing Date of each of the following additional conditions, unless waived by Buyer:

(a) Accuracy of Representations and Warranties. All representations and warranties made by Seller herein shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except for changes permitted or contemplated by this Agreement and except for representations and warranties that are made as of a specific date or time, which shall be true and correct in all material respects only as of such specific date or time;

(b) Compliance with Covenants. Seller shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date;

(c) Officer's Certificates. Buyer shall have received such certificates of Seller, dated the Closing Date, signed by an executive officer of Seller to evidence satisfaction of the conditions set forth in this Article VIII (insofar as each relates to Seller) as may be reasonably requested by Buyer; and

(d) Consents. All consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 4.3 required to be made or obtained prior to the Closing Date shall have been made or obtained.

                                   ARTICLE IX

                                   TERMINATION

Section 9.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

(a)  by mutual written consent of Seller and Buyer;

(b) by either Seller or Buyer, if (i) any federal or state court of competent jurisdiction or other federal or state governmental or regulatory body shall have issued any judgment, injunction, order or decree prohibiting, enjoining or otherwise restraining the transactions contemplated by this Agreement and such judgment, injunction, order or decree shall have become final and nonappealable (provided, that the party seeking to terminate this Agreement pursuant to this paragraph (b) shall have used commercially reasonable efforts to remove such judgment, injunction, order or decree) or
     (ii) any statute, rule, regulation or executive order promulgated or enacted by any federal or state governmental authority after the date of this Agreement which prohibits the consummation of the transactions contemplated hereby shall be in effect;

(c) by Seller, if any condition in Section 8.1 or 8.2 has not been satisfied or waived prior to the Termination Date; or

(d) by Buyer, if any condition in Section 8.1 or 8.3 has not been satisfied or waived prior to the Termination Date.

Section 9.2 Effect of Termination. In the event of any termination of this Agreement pursuant to Section 9.1 hereof, this Agreement forthwith shall become void and of no further force or effect, and no party hereto (or any of its Affiliates, directors, officers, agents or representatives) shall have any liability or obligation hereunder, except that termination shall not affect (i) the obligations of the parties or the representations and warranties of the parties contained in Sections 3.15, 4.7, 7.3 and 10.4 and the confidentiality provisions of Section 5.1, which shall survive any such termination and (ii) the rights and remedies available as a result of any breach of any representations, warranties or covenants hereunder.

                                    ARTICLE X

                                  MISCELLANEOUS

Section 10.1 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) or sent by fax (with immediate confirmation) or nationally recognized overnight courier service, as follows:

                  (a)      if to Buyer, to:

                           Lee Enterprises, Incorporated
                           400 Putnam Building
                           215 North Main Street
                           Davenport, Iowa  52801-1924

                           Attn:    Larry L. Bloom
                           Fax:     (319) 323-8608

                           with a copy to:

                           Lane & Waterman
                           220 North Main Street, Suite 600
                           Davenport, Iowa  52801

                           Attn:    C.D. Waterman, III
                           Fax:     (319) 324-1616

                  (b)      if to Seller, to:

                           ABC, Inc.
                           77 West 66th Street
                           New York, New York 10023

                           Attn:    Phillip J. Meek
                           Fax:     (212) 456-6067

                           with a copy to:

                           The Walt Disney Company
                           500 South Buena Vista Street
                           Burbank, California  91521

                           Attn:    Sanford M. Litvack
                           Fax:     (818) 563-1766

or to such other Person or address or facsimile number as any party shall specify by like written notice to the other parties hereto (any such notice of a change of address to be effective only upon actual receipt thereof).

Section 10.2 Entire Agreement. This Agreement (including the schedules, exhibits and other documents referred to herein), together with the Confidentiality Agreement referred to in Section 5.1, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior written or oral and all contemporaneous oral agreements and understandings between any of the parties hereto with respect to the subject matter hereof.

Section 10.3 Assignment; Binding Effect. Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned, in whole or in part; by either party (whether by operation of law or otherwise) without the prior written consent of the other party hereto. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person, other than the parties or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 10.4 Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, fees and disbursements of counsel, financial advisors and accountants) shall be borne by the party which incurs such cost or expense.

Section 10.5 Amendments. This Agreement may be amended by the parties at any time prior to the Closing Date; provided, that this Agreement may not be amended or modified except by an instrument in writing signed on behalf of each of the parties hereto.

Section 10.6 Waivers. At any time prior to the Closing Date, Seller, on the one hand, or Buyer, on the other hand, may, to the extent legally allowed, (a) extend the time specified herein for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto or (c) waive compliance by the other with any of the agreements or covenants of such other party or parties (as the case may be) contained herein. Any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party or parties to be bound thereby. No such extension or waiver shall constitute a waiver of, or estoppel with respect to, any subsequent or other breach of or other failure to strictly comply with the provisions of this Agreement. The failure of any party to insist on strict compliance with this Agreement or to assert any of its rights or remedies hereunder or with respect hereto shall not constitute a waiver of such rights or remedies.

Section 10.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated thereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 10.8 Captions. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

Section 10.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to any applicable principles of conflicts of law.

Section 10.11 Limitations of Remedies. Neither party hereto shall be liable to the other for indirect, special, incidental, consequential or punitive damages claimed by such other party resulting from such first party's breach of its obligations, agreements, representations or warranties hereunder, provided that nothing hereunder shall preclude any recovery by an indemnified party against an indemnifying party for third party claims.

Section 10.12 Representation By Counsel; Interpretation. Buyer and Seller each acknowledge that it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it, has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of Buyer and Seller.

IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first above written.


                                    ABC, Inc.



                                    By: /s/ Thomas Staggs
                                        ----------------------------------------
                                        Name:  Thomas Staggs
                                        Title:  Vice President


                                    Lee Enterprises, Incorporated


                                    By: /s/ Richard D. Gottlieb
                                        ----------------------------------------
                                        Name:  Richard D. Gottlieb
                                        Title:  President & CEO

Seller Disclosure Schedule
Southern Utah Media, Inc.
Nevada Media, Inc.
Oregon News Media, Inc.

                           SELLER DISCLOSURE SCHEDULE


This Disclosure Schedule is delivered by ABC, Inc., a New York corporation ("Seller"), to Lee Enterprises, Incorporated, a Delaware corporation ("Buyer"), simultaneously with the execution of the Stock Purchase Agreement dated as of July 25, 1997 (the "Agreement"), between Buyer and Seller. Capitalized terms which are used herein and not defined shall have the meaning set forth in the Agreement.

This Disclosure Schedule relates to certain matters concerning the disclosures required and transactions contemplated by the Agreement. This Disclosure
Schedule is qualified in its entirety by reference to the specific provisions of the Agreement and is not intended to constitute, and shall not be construed as constituting, representations or warranties of Seller, except as and to the extent provided in the Agreement. The disclosure of any matter in this Schedule shall not be construed as indicating that such matter is required to be disclosed, as some matters stated in this Schedule are given for informational purposes only, nor shall such disclosure be construed as an admission that such information is material. Any matter disclosed on any Section of this Disclosure Schedule shall be deemed disclosed for purposes of all Sections of this Disclosure Schedule. Any matter disclosed on any subpart of a Section of this Disclosure Schedule shall be deemed to modify the entire section of the Agreement to which it relates.

Headings have been inserted on the separate Sections for convenience of reference only and shall not have the effect of amending or changing the content or meaning of the Sections as set forth in the Agreement.

SECTION 3.1 - ORGANIZATION AND QUALIFICATION

Southern Utah is currently not qualified in Washington or Oregon; Nevada is currently not qualified in Nevada; and Oregon News is currently not qualified in Oregon. Each of these qualifications will be obtained prior to the closing.

SECTION 3.4 - CONSENTS

See Section 3.5 for a list of leases and other contracts that may require consents with respect to the transactions contemplated hereby. In addition, certain of the assets of Southern Utah, Oregon News and Nevada were transferred to such companies pursuant to Assignment and Assumption Agreements dated June 30, 1997. The assignment of certain of such assets required the consent of the counterparties to various of the leases and agreements set forth in Section 3.5, which consents are pending and are expected to be obtained prior to the closing.

SECTION 3.5  - REQUIRED THIRD PARTY CONSENTS

Southern Utah/Nevada

A. The following properties are utilized as satellite sales offices, each based upon a month-to-month lease agreement with the landlords identified below.

     1. Approximately 750 square feet located at 15203 8th Avenue South in Burien, Washington
          Landlord: Dr. Tom Hulse, Sr., 15211 8th Ave. South, Burien, WA 98148

     2. Approximately 900 square feet located at 12510 E. Sprague in Sprague, Washington
          Landlord:  Joe Genova, East 11523 Valley Way, Spokane, WA 99206

     3. Approximately 750 square feet located at 2414 James St. in Bellingham, Washington
          Landlord:  Kevin & Connie Benson, Postal Nook, 2414 Janes St.,
            Bellingham, WA 98225
     4. Approximately 500 square feet located at 9437 N. Division in Spokane, Washington
          Landlord:  Heritage Square, P.O. Box 28282, Spokane, WA 99228
     5. Approximately 1200 square feet located at 2028 Western St. in Las Vegas, Nevada
          Landlord:  Larry S. Larkin, 2000 Western Avenue, Las Vegas, NV 89102

B. The following lease contains assignment provisions that may require the consent of the landlord thereunder with respect to the transactions contemplated by the Agreement.

     1. Commercial and Industrial Lease dated March 14, 1994 between Southern Utah Media, Inc. and Commercial Development, Inc. d/b/a H.E.D. Industrial Complex. (St. George, UT)

C. Certain of the following contracts contain assignment provisions that may require the consent of the counterparty thereunder with respect to the transactions contemplated by the Agreement.

     1.   Letter Agreement dated May 3, 1995 between K2 Software and ABC, Inc.

     2. Four Software Sales Agreements between K2 Software and (a) Little Nickel Classifieds, a division of ABC, Inc., (b) Nickel Saver, a division of ABC, Inc., (c) Nickel Ads, a division of ABC, Inc. and (d) Pioneer Shopper, a division of ABC, Inc. (each subject to terms and conditions of the Letter Agreement referred to in C1 above).

     3. Service and Maintenance Agreement between Little Nickel Want Ads and AT&T for System 75 phone system.

Oregon News

A. The following properties are utilized as circulation offices, each based upon a month-to-month lease agreement with the landlords identified below.

     1. Approximately 360 square feet located at 1352 Long St. in Sweet Home, Oregon (Albany Democrat-Herald)

     2. Approximately 500 square feet at 1845 SW Hwy. 101 in Lincoln City, Oregon (Newport News Times)

B. The following contract contains a provision restricting Seller from typesetting, publishing, editing or writing any publication primarily concerned with philately (the collection and study of postage stamps) which expires on November 3, 1998, subject to certain exceptions, limitations and additional terms.

     1. Contract for Sale and Purchase dated November 3, 1995 between Capital Cities/ABC, Inc. and Krause Publications, Inc.

SECTION 3.6 - FINANCIAL STATEMENTS

See Annex I attached hereto.

SECTION 3.7 - CERTAIN ASSETS

Southern Utah/Nevada

A. The following leases will need to be assigned from ABC, Inc. to Southern Utah or Nevada prior to consummation of the transactions contemplated by the Agreement; and once so assigned, may contain provisions that require the further consent of the landlord thereunder to the consummation of the transactions contemplated by the Agreement.

     1. Retail/Office Lease dated June 17, 1996 between ABC, Inc. d/b/a Little Nickel Want Ads and Coldwell Banker Piazza Realty Inc. (Mt. Vernon,
          WA)

     2. Lease dated September 29, 1994 between ABC, Inc. d/b/a Little Nickel Want Ads and Duane L. Resch. (Marysville, WA)

     3. Lease dated March 28, 1996 between ABC, Inc. d/b/a Little Nickel Want Ads and Brekke Properties L.P. (Tacoma, WA)

     4. Lease between ABC, Inc. d/b/a Little Nickel Want Ads and Russel W. Robison. (Bremerton, WA)

     5. Koll Business Center Lease dated July 5, 1990 between ABC, Inc. d/b/a Little Nickel Want Ads and Pacific Gulf Properties, Inc. (Tukwila, WA)

     6. Commercial Lease Agreement dated September 1, 1996 between ABC, Inc. d/b/a Thoen Publishing and Ron J. Matney. (Colville, WA)

     7. Agreement of Lease dated December 20, 1996 between ABC, Inc. and Mary E.Shinn and Steven B. Schinn. (Moses Lake, WA)

     8. Commercial Lease Agreement dated January 24, 1997 between ABC, Inc. d/b/a Buyline and Raymond D. Herald. (Walla Walla, WA)

     9. Lease dated April 10, 1996 between ABC, Inc. d/b/a The Nickel Ads and Rosemary W. France. (Wenatchee, WA)

     10. Commercial Lease dated January 24, 1993 between ABC, Inc. d/b/a Nickel Ads and Dorchester Properties. (Salem, OR)

     11.  Real  Property  Lease  dated  April 26,  1994  between  Nickel  Ads, a
          division  of  ABC,  Inc.  and  Russell-Miller   Building  Partnership.
          (Eugene, OR)

B. The following agreements by ABC, Inc. will need to be assigned to Southern Utah or Nevada prior to consummation of the transactions contemplated by the Agreement.

     1. Newsprint Contract dated January 1, 1995 between Inland Empire Paper Company and ABC, Inc. d/b/a Cap Cities Northwest Publishing Group.

     2. Agreement for the Purchase and Sale of Newsprint effective October 1, 1994 between North Pacific Paper Corporation and ABC, Inc. f/k/a Capital Cities/ABC, Inc.

     3.   The Agreements listed in Section 3.5, Items C1 through C3.

Oregon News

The following newsprint purchase agreements with ABC, Inc. will need to be assigned to Oregon News prior to consummation of the transactions contemplated by the Agreement.

1. Newsprint Contract dated January 1, 1995 between Inland Empire Paper Company and ABC, Inc. d/b/a Cap Cities Northwest Publishing Group.

2. Agreement for the Purchase and Sale of Newsprint effective October 1, 1994 between North Pacific Paper Corporation and ABC, Inc. f/k/a Capital Cities/ABC, Inc.

SECTION 3.8 - ENVIRONMENTAL MATTERS

None

SECTION 3.9 - LITIGATION

Southern Utah/Nevada

A.   Pending Matters

     1. Complaint by former employee for Age Discrimination, Wrongful Discharge, Breach of Contract (and five related claims) against Thoen Publishing Company, Mr. And Mrs. Keith Mathis (General Manager) and others filed on February 19, 1997, in Washington State Superior Court and subsequently removed to U.S. District Court, Eastern District of Washington. Mr. Mathis and his wife are indemnified by Southern Utah for any related liability and costs.

B.   Potential Matters

     1. Patron of store where Little Nickel racks are located slipped on discarded binding strap on April 24, 1997. No claim filed against Company as of 7/15/97.

Oregon News

A.   Pending Matters

     None

B.   Potential Matters

     1. Complaint filed with Oregon Bureau of Labor and Industries ("OBLI") by former employee alleging age discrimination; dismissed by OBLI due to insufficient evidence as noticed on June 17, 1997; former employee's right to file in court expires 90 days after notice.

SECTION 3.10 - EMPLOYEE BENEFIT PLANS

Following is a list of material employee benefit plans of Southern Utah, Nevada and Oregon.

A.   General Benefit Plans

     1. Employee Profit Sharing Plan. of ABC, Inc. (not in place at Pioneer Shopper, Nifty Nickel, NCW Nickel Ads or Buyline).

     2. Pacific Northwest Publishing Group Insurance Program, including medical, dental (dental applies to Southern Utah and Nevada only), and insurance (long-term disability, accidental death and dismemberment and life) (excluding Buyline where no group insurance plan is currently in place).

     3.   ABC, Inc. Special Severance Program (excluding Buyline).

     4.   Local Benefits
            a.       Vacation and Personal Holidays
            b.       Holidays
            c.       Sick Leave (may also be used for bereavement leave)
            d.       Jury Duty
            e.       Military Duty

     5.   ABC, Inc. Benefits *

            a.       "Fight-It" Employee Personal Assistance Resource Program
            b.       Adoption Assistance
            c.       Executive Physicals
            d.       Service Recognition (for Length of Service milestones)
            e. Educational Assistance (Pay for job-related education and training course at discretion of local management.)
            * to the extent such benefits have been made available at each location

B.   Retention/Bonus Agreements

     In connection with the transactions contemplated by the Agreement, the employees listed below entered into agreements with Seller dated February 5, 1997 which, among other things, provide for (i) payments of bonuses upon consummation of the transactions, contingent upon continuing employment through the transactions' completion, and (ii) severance payments in certain circumstances as described in such agreements.

     Richard Anderson
     John Buchner
     Andrew Hessel
     J. Keith Mathis
     John Irwin
     Dan Vavrinek

SECTION 3.11 - TAX MATTERS

The Internal Revenue Service is currently examining years 1990 to 1992 for Capital Cities/ABC, Inc. and its consolidated subsidiaries.

California is currently examining income and franchise taxes for years 1988 to 1990 and is currently conducting a desk audit for 1991 and 1992 for the Capital Cities/ABC, Inc. combined group.

Oregon is currently examining income taxes for years 1986 to 1987 of Capital Cities/ABC, Inc., including conducting a unitary analysis to ascertain whether Capital Cities/ABC, Inc. and its subsidiaries should have filed unitary tax returns for such years.

The statute of limitations pertaining to the Federal income tax returns of Capital Cities/ABC, Inc. and its consolidated subsidiaries (i) for the years 1988 to 1989 has been extended until December 31, 1997, and (ii) for the years 1990 to 1993 has been extended until December 31, 1998.

SECTION 3.12 - INTELLECTUAL PROPERTY

The rights of Southern Utah and Nevada in the trademark "Nickel" are derived from (i) Las Vegas Nifty Nickel Asset Purchase and Sale Agreement dated
September 12, 1991, Nickel Saver Asset Purchase and Sale Agreement dated September 30, 1994, Southern Utah Nifty Nickel (Pioneer Shopper) Asset Purchase and Sale Agreement dated September 30, 1994, Valley Publishing Co. (Nickel Ads, Wenatchee, WA) Asset Purchase and Sale Agreement dated June 15, 1995, Buyline Asset Purchase and Sale Agreement dated January 24, 1997 (collectively the "Agreements"), and (ii) applicable federal and state trademark law. Buyer is referred to such agreements with respect to the terms thereof. Except as derived through the Agreements and any valid trademark registrations, neither Southern Utah nor Nevada holds any rights to registered federal or state trademarks in the "Nickel" name, and numerous other persons and entities use the name "Nickel" in connection with classified ad publications in various regions throughout the United States. Prior to closing, Seller shall assign the registration of the following marks (the "Marks") to the appropriate Company, provided that Seller has rights in such Marks as registered with U.S. Patent & Trademark Office:

         "Nifty Nickel"             Registration # 856,580
         "Nickel Ads"               Registration # 1,323,155

Neither Seller nor any Company has (i) received notice of any facts which indicate a likelihood that the Marks or the use or ownership thereof violate, infringe or conflict with the Intellectual Property of third parties or (ii), except as described above, notice of any facts which indicate a likelihood that the Intellectual Property of the Companies (other than the Marks) or the use or ownership thereof violate, infringe or conflict with the Intellectual Property of third parties.

Seller has registered various assumed business names in various jurisdictions pertaining to the business of Southern Utah, Nevada and Oregon, which must be transferred to such companies prior to Closing.

SECTION 3.13 - CONTRACTS

None

SECTION 3.14 - LABOR MATTERS

None

SECTION 3.16 - ADVERSE CHANGES

None

SECTION 3.17 - UNDISCLOSED LIABILITIES

None

ANNEX I

FINANCIAL STATEMENTS

A. Pacific Northwest Publishing Group Consolidated Balance Sheet as of June 29, 1997

B. Pacific Northwest Publishing Group Consolidated Income Statement - 9 months ending June 29, 1997


The following summarizes the differences between the financial statements presented by the Companies and generally accepted accounting principles (GAAP):

Income Statement

  the financial statements do not include the ABC corporate overhead allocation.

Balance Sheet
  corporate administered insurance and benefit plans, where the liabilities are transferred to corporate and paid by ABC.
    profit sharing
    property & casualty insurance (including workers compensation) stock purchase plan

Income tax liabilities, where provisions are made at the Companies and finalized at each year-end and the federal/state liabilities are transferred to ABC where the tax payments are made.

General

The absence of a statement of cash flows and footnotes related to the financial statements.